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                                                                    EXHIBIT 23.2

                        Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Newport Corporation for the registration of 1,379,000 shares of its common stock and to the incorporation by reference therein of our report dated May 17, 1995, with respect to the consolidated financial statements and schedule of Newport Corporation as of and for the years ended December 31, 1994 and 1993, the five months ended December 31, 1992 and the year ended July 31, 1992, included in its Report on Form 8-K filed with the Securities and Exchange Commission on May 17, 1995.

                                                               ERNST & YOUNG LLP

Orange County, California
May 17, 1995